EXHIBIT 99.1

SEABULK INTERNATIONAL REPORTS THIRD QUARTER 2004 RESULTS

Fort Lauderdale, FL, November 4, 2004 – Seabulk International, Inc. (Nasdaq: SBLK) today reported net income of $6.8 million or $0.29 per fully diluted share on revenue of $89.4 million for the quarter ended September 30, 2004. In the year-earlier period, the Company had a net loss of $1.9 million or $0.08 per fully diluted share on revenue of $79.7 million. Included in the year-ago loss were charges of approximately $1.7 million or $0.07 per diluted share related to the early extinguishment of debt. In the immediately preceding quarter, ended June 30, 2004, the Company had net income of $2.7 million or $0.12 per fully diluted share on revenue of $87.2 million.

Operating income in the current period was $16.8 million compared to $9.5 million a year ago and $12.5 million in the immediately preceding quarter.

“We had a good quarter with improved results in all three lines of business,” commented Chairman and Chief Executive Officer Gerhard E. Kurz. “Leading the way was Seabulk Tankers, which is benefiting from a high rate environment and had its best quarter ever. Seabulk Offshore, which services offshore oil platforms and terminals, had a small profit in its domestic Gulf of Mexico operations for the first time in nearly three years – an encouraging development. Seabulk Offshore’s international operations continued their year-to-date strong showing. Seabulk Towing, our third business, registered solid gains in both revenue and operating income as traffic increased in several ports. We expect these positive trends to continue in the fourth quarter as energy consumption grows and the demand for our vessels and services rises.”

For the nine months ended September 30, 2004, the Company had net income of $15.2 million or $0.64 per diluted share on revenue of $259.1 million. In the year-earlier period, the Company had net income of $2.4 million or $0.10 per diluted share on revenue of $236.8 million.

Conference Call Information

Seabulk’s management will hold a conference call and simultaneous online Webcast beginning at 11:00 a.m. EST today to discuss third quarter results. To access the call, dial 800-730-9234 (for international callers, 312-461-0644). To access the Webcast, visit the Seabulk International Web site at www.seabulkinternational.com and click on the Investors link.

A replay of the call will be available until 5:00 p.m. Friday, November

5, by dialing 800-839-6713 (for international callers, 402-220-2306) and using the confirmation number 6704971. A replay of the online Webcast will be available on the Company’s Web site for approximately 90 days.

Results of Operations

Revenue from Seabulk Offshore, the Company’s largest business with a fleet of

111 offshore energy support vessels, totaled $40.7 million in the quarter or 45% of total
Company revenue, down from $42.0 million and 53% of total Company revenue in the third quarter of 2003. Operating income, however, improved to $4.9 million from $3.1 million a year ago as the Company slashed expenses and overhead in its Gulf of Mexico operations. Utilization of the Company’s vessels in the Gulf of Mexico improved over the immediately preceding quarter and was essentially unchanged across the international fleet. Day rates in the quarter for both the domestic and international fleets were essentially unchanged from the immediately preceding quarter. (See the accompanying tables for a complete listing of day rates and utilization by region for the Company’s offshore fleet.)

During the quarter the Company redeployed two of its supply boats to Mexico and sold two small Gulf of Mexico-based crewboats. In October the Company took delivery of the first of two Brazilian-based Platform Supply Vessels, the Seabulk Brasil, which entered service at an attractive rate. As previously announced, the Company last week signed contracts for the construction of four new 7,000-horsepower Anchor Handling Tug Supply vessels, part of its ongoing fleet renewal program, with options for four additional vessels. The vessels are scheduled for delivery in 2006 and will work in the international arena.

Revenue from Seabulk Tankers, the Company’s fleet of 10 Jones Act and two foreign-flag product carriers, rose to $38.1 million or 43% of total Company revenue from $28.0 million or 35% of total Company revenue in the year-ago quarter, when the

Company operated 10 tankers and freight rates were lower. Operating income of $12.3 million was up 61% from the $7.6 million earned in the third quarter of 2003. There were two drydockings in the quarter (the Seabulk Challenge and Brenton Reef) and two in the year-earlier period. There are no drydockings scheduled for the fourth quarter of 2004. In October the Company renewed for two years the time charter on one of its Jones Act vessels at a higher rate.

Seabulk Towing, which operates a fleet of 26 tugs in seven southeastern ports and the offshore Gulf of Mexico, continued its strong year-to-date performance with revenue of $10.7 million or 12% of total Company revenue, up from $9.8 million in the third quarter of 2003. The revenue gain was driven by a number of factors, including increased traffic in certain of the Company’s ports. Operating income improved to $2.6 million from $2.1 million in the third quarter of 2003.

With a fleet of 149 vessels, Seabulk International is a leading provider of marine support and transportation services, primarily to the energy and chemical industries. We provide benchmark quality service to our customers based on innovative technology, the highest safety standards, modern efficient equipment and dedicated, professional employees. Visit us on the Web at www.seabulkinternational.com.

This press release includes “forward-looking” information. Forward-looking

Information includes any statements regarding our expected results of operations, business strategy, competitive position, growth opportunities, and management plans and objectives. Like any other business, we are subject to risks and other uncertainties that could cause our actual results to differ materially from any projections or that could cause other forward-looking information to prove incorrect. In addition to general economic and business risks, some of the specific risks to which our business is subject are (1) declines in oil or gas prices, (2) increased construction of new offshore support vessels, (3) international political instability, (4) fluctuations in weather, (5) changes in laws and regulations affecting the marine transportation industry, and (6) changes in environmental laws and regulations. Additional information regarding these and other factors affecting our business appears in our Reports on Form 10-K and Form 10-Q that we have filed with the Securities and Exchange Commission.

Seabulk International, Inc.

Highlights of Operations (Unaudited)
($ millions except per share)

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
	2004	2003	2004 2003
Revenue	$89.4	$79.7	$259.1 $236.8
Vessel & Voyage Expenses	47.0 44.4		144.1128.3
General & Administrative	9.3	9.8	28.1 28.5
Depreciation	10.2	10.6	30.4	32.0
Drydocking	6.5 5.7		19.2	16.7
Gain on Vessel Sales	0.4	0.3	2.4	1.4

Income from Operations	16.8 9.5		39.7 32.7
Net Interest Expense	(8.3)	(9.0)	(24.7) (25.1)
Loss on Early Exiting of Debt (1)	- -	(1.7)	- -	(1.7)
Minority Interest/Other Income (2)	(0.2)	0.6	4.5	0.3

Income (Loss) before Taxes	8.3	(0.6)	19.5	6.2
Provision for Foreign Taxes	1.5	1.2	4.4	3.8

Net Income (Loss)	6.8	(1.9)	15.2	2.4
Net Income (Loss) per Share (3)	0.29	(0.08)	0.64	0.10
Weighted Average Shares Outstanding (000) (3)	23,676	23,199	23,690	23,527

(1)	Includes in the third quarter of 2003 (a) the write-off of approximately $1.1 million in capitalized bank fees related to the Company’s restructured credit facility, and (b) a charge of approximately $0.6 million on the early redemption of Title XI debt related to three towing units.

(2) Includes in the first quarter of 2004 a gain of $4.5 million on the settlement of litigation.

(3) All per share and share amounts are stated on a diluted basis.

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Seabulk Offshore Fleet – Average Day Rates & Utilization

Quarter Ended September 30, 2004

	AHTS/	AHT/	Crew/
	Supply	Tugs	Utility	Other
Domestic(1)
Vessels(2)	21	- -	18	2
Laid-Up	- -	- -	- -	1
Effective Utilization (3)68%		- -	73%	- -
Day Rate	$4,768	- -	$2,705	- -
West Africa
Vessels(2)	33	4	3	- -
Effective Utilization (3)78%		67%	93%	- -
Day Rate	$7,300	$6,196	$3,620	- -
Middle East
Vessels(2)	6	5	7	4
Effective Utilization (3)83%		75%	93%	95%
Day Rate	$3,827	$4,951	$1,659	$4,804
Southeast Asia
Vessels(2)	7	- -	- -	1
Effective Utilization (3)88%		- -	- -	- -
Day Rate	$5,400	- -	- -	- -

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Seabulk Offshore Fleet – Average Day Rates & Utilization

Quarter Ended June 30, 2004

	AHTS/	AHT/	Crew/
	Supply	Tugs	Utility	Other
Domestic (1)
Vessels (2)	21	- -	21	2
Laid-Up	- -	- -	- -	1
Effective Utilization (3)52%		- -	67%	- -
Day Rate	$4,879	- -	$2,442	- -
West Africa
Vessels (2)	33	4	3	- -
Effective Utilization (3)83%		75%	94%	- -
Day Rate	$7,350	$6,831	$3,524	- -
Middle East
Vessels (2)	6	5	7	4
Effective Utilization (3)97%		84%	92%	78%
Day Rate	$3,880	$4,739	$1,712	$5,043
Southeast Asia
Vessels (2)	7	- -	- -	1
Effective Utilization (3)77%		- -	- -	- -
Day Rate	$5,388	- -	- -	- -

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Seabulk Offshore Fleet – Average Day Rates & Utilization

Quarter Ended September 30, 2003

	AHTS/	AHT/	Crew/
	Supply	Tugs	Utility	Other
Domestic (1)
Vessels (2)	21	- -	24	2
Laid-Up	- -	- -	- -	1
Effective Utilization (3)73%		- -	77%	- -
Day Rate	$4,970	- -	$2,557	- -
West Africa
Vessels (2)	33	4	1	- -
Effective Utilization (3)78%		86%	- -	- -
Day Rate	$7,321	$6,265	- -	- -
Middle East
Vessels (2)	6	6	7	6
Laid-Up	- -	- -	- -	1
Effective Utilization (3)91%		63%	92%	71%
Day Rate	$3,476	$5,266	$1,742	$5,341
Southeast Asia
Vessels (2)	8	- -	- -	1
Effective Utilization (3)78%		- -	- -	- -
Day Rate	$5,310	- -	- -	- -

Note: Day rates are based on recorded revenue, vessel count and utilization. Day rates and utilization are not disclosed for categories with a limited number of vessels.

(1)	Domestic consists of vessels operating in the United States, the Gulf of Mexico, South America and the Caribbean.

(2) Held-for-sale and bareboat-out vessels are excluded from the vessel count.
(3) Effective utilization excludes laid-up vessels.

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